Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-13914 on Form S-8 of our reports dated June 29, 2007, relating to the financial statements and financial statement schedule of Jackson Hewitt Tax Service Inc. and to management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Jackson Hewitt Tax Service Inc. for the year ended April 30, 2007.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey

June 29, 2007